Exhibit 4.1

McCORMICK & COMPANY, INCORPORATED

2005 DEFERRED COMPENSATION PLAN

Amended and Restated Effective January 1, 2005

McCormick Deferred Compensation Plan	Table of Contents

McCormick Deferred Compensation Plan	Table of Contents

Article 1. General Provisions

Section 1.1. Purpose.

(a)	This Plan is maintained to provide Participants an opportunity to defer compensation that would otherwise be currently payable to such Participants.

(b)	This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Income Retirement Security Act of 1974, as amended.

Section 1.2. History of the Plan.

(a)	Before 2005, the Company provided deferred compensation benefits under a plan known as the “McCormick & Company, Incorporated Deferred Compensation Plan,” which was effective January 1, 2000 (the “2000 Plan”). On December 23, 2004, the 2000 Plan was frozen effective January 1, 2005, and no further deferrals were permitted under the 2000 Plan after 2004. All benefits under the 2000 Plan were vested as of December 31, 2004.

(b)	This Plan was first effective January 1, 2005, and it incorporated the terms of the 2000 Plan, except to the extent those terms were inconsistent with the requirements of Section 409A of the Code. Since January 1, 2005, the Plan has been operated in good faith compliance with Section 409A of the Code and the applicable guidance thereunder.

Section 1.3. Effective Date.

The Plan, as amended and restated in this document, is effective January 1, 2005.

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Article 2. Definitions and Construction

Section 2.1. Definitions.

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated:

(a)	Account Balance. As of any given date called for under the Plan, the sum of: (1) the balance of the Participant’s Deferral Contribution Account and (2) the balance of the Participant’s Discretionary Contribution Account, as such accounts have been adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions, in accordance with Article 4 and Article 5 of the Plan.

(b)	Article. An Article of the Plan.

(c)	Base Annual Salary. The base annual compensation payable to a Participant by an Employer for services rendered during a Plan Year, (1) excluding Bonuses, commissions, director fees and other additional incentives and awards payable to the Participant, but (2) before reduction for any Elective Deductions. With respect to directors of the Company who are not employees of the Company or any Employer, Base Annual Salary shall mean the director fees payable to such individuals.

(d)	Beneficiary. One or more persons, trusts, estates or other entities, designated (or deemed designated) by the Participant in accordance with Article 6.

(e)	Beneficiary Designation Form. The document prescribed by the Committee to be used by the Participant to designate his Beneficiary for the Plan.

(f)	Board. The Board of Directors of the Company.

(g)	Bonus. The amounts payable to a Participant during a Plan Year under any annual bonus or incentive plan or arrangement sponsored by an Employer, before reduction for any Elective Deductions, but excluding commissions, multi-year bonuses, stock-related awards and other non-monetary incentives.

(h)	Change in Control Event. One or more of the following events:

(1)	the consolidation or merger of the Company with or into another entity where the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s capital stock are converted into cash, securities or other property, except for any consolidation or merger of the Company in which the holders (excluding any “Substantial Stockholders” as defined in Section 4, “Common Stock,” subsection (b)(2)(H) of the Certificate of Incorporation of the Company as in effect as of the date hereof (the “Charter”)) of the Company’s (A) voting common stock, (B) non-voting common stock, and (C) other classes of voting stock, if any, immediately before the consolidation or merger shall, upon consummation of the consolidation or merger, own in excess of 50% of the voting stock of the surviving corporation;

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(2)	any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company;

(3)	any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner (as defined in Section 4, “Common Stock,” subsection (b)(2)(C) of the Charter), directly or indirectly, of securities of the Company representing more than 13% (the “Specified Percentage”) of the voting power of all the outstanding securities of the Company having the right to vote in an election of the Board (after giving effect, to the extent applicable, to the operation of Section 4, “Common Stock,” subsection (b) of the Charter) (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person), provided, however, that in the event that the vote limitation with respect to Substantial Stockholders set forth in Section 4, “Common Stock,” subsection (b) of the Charter becomes inoperative by virtue of the operation of Section 4, “Common Stock,” subsection (b)(12) of the Charter, or otherwise, the “Specified Percentage” shall be increased, without requirement for further action, to 35%; or

(4)	individuals, who constitute the entire Board elected by the Company’s stockholders at its most recent annual meeting of stockholders and any new directors who have been appointed to the Board by a vote of at least a majority of the directors then in office, having ceased for any reason to constitute a majority of the members of the Board.

Notwithstanding the definition of Change in Control Event set forth in this Section 2.1(h), if a Change in Control Event occurs and such event does not constitute a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code, such event shall not constitute a Benefit Distribution Date and shall not be treated as a triggering event for any payments otherwise scheduled to be made following a Change in Control Event.

(i)	Claimant. The person or persons described in Article 9 who apply for benefits or amounts that may be payable under the Plan.

(j)	Code. The Internal Revenue Code of 1986, as amended.

(k)	Committee. Either of the Committees designated in Article 7, as applicable.

(l)	Company. McCormick & Company, Incorporated, and any successors and assigns.

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(m)	Deferral Contribution. The aggregate amount of Base Annual Salary or Bonus deferred by a Participant during a given Plan Year in accordance with the terms of the Plan and credited to the Participant’s Deferral Contribution Account.

(n)	Deferral Contribution Account. A Participant’s aggregate Deferral Contributions, as adjusted to reflect any appreciation (or depreciation) due to Investment Adjustments and prior distributions and withdrawals.

(o)	Disabled/Disability. “Totally and Permanently Disabled” within the meaning of the Company’s long-term disability plan, provided that no Disability shall be treated as a triggering event for the payment of benefits under the Plan unless such Disability constitutes a “disability” within the meaning of Treas. Reg. § 1.409A-3(i)(4), and no Disability shall be the basis upon which a deferral election is suspended in accordance with Section 4.3 unless such Disability constitutes a “disability” within the meaning of Treas. Reg. § 1.409A-3(j)(4)(xii).

(p)	Discretionary Contribution. The aggregate amounts, if any, credited by the Employer to the Participant’s Discretionary Contribution Account during a given Plan Year in accordance with the terms of the Plan and credited to a Participant’s Discretionary Contribution Account.

(q)	Discretionary Contribution Account. A Participant’s aggregate Discretionary Contributions, as adjusted to reflect any appreciation (or depreciation) due to Investment Adjustments and prior distributions and withdrawals.

(r)	Election Form. The document required by the Committee to be submitted by a Participant, on a timely basis, which specifies (1) the amount of Base Annual Salary and/or Bonus the Participant elects to defer from a given Plan Year and (2) the portion (if any) of Deferral Contributions that shall be distributable upon an Interim Distribution Date rather than the Benefit Distribution Date.

(s)	Elective Deductions. Those deductions from a Participant’s Base Annual Salary or Bonus for amounts voluntarily deferred or contributed by the Participant pursuant to any qualified or non-qualified deferred compensation plan, including, without limitation, amounts deferred pursuant to Code Sections 125, 402(e)(3) and 402(h), to the extent that all such amounts would have been payable to the Participant in cash had there been no such deferral or contribution.

(t)	Employer. The Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Management Committee to participate in the Plan.

(u)	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

(v)

Financial Emergency. An unanticipated emergency or severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, a loss of the Participant’s property due to casualty, or such other extraordinary and unforeseeable circumstances arising as a result of events

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beyond the control of the Participant. The circumstances that constitute an unforeseeable emergency will be determined by the Committee and shall depend upon the facts of each case, provided that a Financial Emergency shall not be deemed to exist to the extent that such hardship is or may be relieved:

(1)	through reimbursement or compensation by insurance or otherwise,

(2)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(3)	by cessation of Deferral Contributions under the Plan, provided that this clause (3) shall not apply for purposes of Section 4.3(a).

By way of example, the need to send a Participant’s child to college or the desire to purchase a home shall not be considered a Financial Emergency. As a further example, a Financial Emergency that may be relieved by cessation of Deferral Contributions shall be considered to be a Financial Emergency until such time as it is or could be relieved by cessation of Deferral Contributions or by other means.

(w)	Hypothetical Investment. An investment fund or benchmark made available to Participants by the Committee for purposes of valuing amounts credited under the Plan. The Committee shall have the discretion to offer a Hypothetical Investment that is intended to track the returns of the Common Stock of the Company (“Stock”).

(x)	Interim Distribution Date. The first day of any calendar year, selected by the Participant, upon which the designated portion of Deferral (as well as any appreciation or depreciation of such amounts due to Investment Adjustments) attributable to a given Plan Year shall be distributed. A Participant shall be permitted to have only one Interim Distribution Date with respect to the Deferral Contributions for any Plan Year, but shall be permitted to have separate Interim Distribution Dates with respect to Deferral Contributions for different Plan Years.

(y)	Investment Adjustment(s). Any appreciation credited to (as income or gains) or depreciation deducted from (as expenses or losses) a Participant’s Deferral Contribution Account and/or Discretionary Contribution Account, in accordance with such Participant’s selection of Hypothetical Investments.

(z)	Participant. Any employee or member of the Board who (1) is selected to participate in the Plan in accordance with Section 3.1, and (2) elects to participate in the Plan in accordance with Section 3.2.

(aa)	Plan. The McCormick & Company, Incorporated, 2005 Deferred Compensation Plan.

(bb)	Plan Year. A 12-month period commencing January 1 and ending December 31 of the same calendar year. Accordingly, Plan quarters shall commence on January 1, April 1, July 1 and October 1 of each year.

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(cc)	Separation from Service. A termination of a Participant’s employment relationship with the Employers that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(dd)	Trust. The McCormick & Company, Incorporated Deferred Compensation Plan Trust or such other trust as may be established by a member of the Affiliated Group to fund benefits under this Plan. The Plan, notwithstanding the creation of the Trust, is intended to be unfunded for purposes of the Code and Title I of ERISA.

(ee)	Vested Account Balance. As of any given measurement date called for under the Plan, the sum of the following: (1) the balance of the Participant’s Deferral Contribution Account and (2) the vested portion of the balance of the Participant’s Discretionary Contribution Account, as such accounts have been adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions.

Section 2.2. Construction.

For purposes of the Plan, unless the contrary is clearly indicated by the context,

(a)	the use of the masculine gender shall also include within it meaning the feminine and vice versa,

(b)	the use of the singular shall also include within its meaning the plural and vice versa,

(c)	the word “include” shall mean to include without limitation, and

(d)	the captions of the articles, sections or paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

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Article 3. Eligibility, Selection and Enrollment

Section 3.1. Eligibility, Selection by Committee.

Those employees of an Employer who are in Grade 15 or above who are (1) determined to be in a select group of management or highly compensated employees, (2) specifically chosen by the applicable Employer to participate in the Plan, and (3) approved for such participation by the Committee shall be eligible to participate in the Plan. Non-employee members of the Board are also eligible to participate in the Plan.

Section 3.2. Commencement of Participation.

(a)	An employee who has satisfied the requirements of Section 3.1 and met all enrollment requirements established by the Committee shall commence participation in the Plan as of the date established by the Committee.

(b)	If a Participant fails to meet all such requirements within the specified time period with respect to any Plan Year, the Participant shall not be eligible to make any Deferral Contributions during that Plan Year.

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Article 4. Contributions and Accounts

Section 4.1. Deferral Contributions.

(a)	Amounts Eligible for Deferral. Subject to Section 4.1(b) and (c):

(1)	Base Annual Salary. A Participant may designate a whole percentage (or, if permitted by the Committee, a fixed dollar amount) to be deducted from his Base Annual Salary. Such amount shall be deducted from each regularly scheduled payment of Base Annual Salary.

(2)	Bonus. A Participant may designate a fixed dollar amount, a whole percentage, or a percentage above a fixed dollar amount to be deducted from his Bonus. If a fixed dollar amount is designated by the Participant to be deducted from any Bonus payment and such fixed dollar amount exceeds the Bonus actually payable to the Participant, the entire amount of such Bonus shall be deducted.

(3)	Directors’ Fees. A Participant may designate a whole percentage (or, if permitted by the Committee, a fixed dollar amount) to be deducted from his directors’ fees. Such amount shall be deducted from each regularly scheduled payment of directors’ fees.

(b)	Minimum Deferral.

For any Plan Year, no deferral election shall be valid unless it is at least equal to the following minimum percentages:

Type of Compensation	Minimum Deferral Percentage
Base Annual Salary	10%
Bonus	10%
Directors’ Fees	10%

If an Election Form is submitted which would yield less than the stated minimum amounts, the amount deferred shall be zero.

(c)	Maximum Deferral.

For any Plan Year, no deferral election shall be valid to the extent that it exceeds the following maximum percentages:

Type of Compensation	Minimum Deferral Percentage
Base Annual Salary	80%
Bonus	80%
Directors’ Fees	100%

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If an Election Form is submitted which would yield more than the stated maximum amounts, the amount deferred shall be the maximum amount as set forth above.

(d)	Time of Crediting Deferral Contributions.

Deferral Contributions shall be deemed to be made to the Plan by the Participant on the date the Participant would have received such compensation had it not been deferred pursuant to the Plan.

Section 4.2. Elections to Defer.

(a)	Subject to the requirements of this Article 4, a Participant may elect to defer the receipt of Base Annual Salary and/or Bonus during any Plan Year.

(b)	The Participant’s intent to defer shall be evidenced by an annual Election Form, completed and submitted (either electronically or in writing) to the Committee or its designee in accordance with such procedures and time frames as may be established by the Committee.

(c)	Amounts deferred by a Participant with respect to a given Plan Year shall be referred to collectively as Deferral Contributions and shall be credited to a Deferral Contribution Account established in the name of the Participant. The Deferral Contribution Account shall be utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Deferral Contribution Account shall not be, constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes, and amounts credited to any such account shall not be considered “plan assets” for ERISA purposes. The Deferral Contribution Account merely provides a record of the bookkeeping entries relating to the benefits that the Employer intends to provide Participant and shall thus reflect a mere unsecured promise to pay such amounts in the future.

(d)	The Election Form must be submitted by the end of the immediately preceding Plan Year in order to be deemed timely for the following Plan Year with respect to deferrals of Base Annual Salary, except that a newly eligible Participant shall be permitted to submit an Election Form within 30 days of first becoming eligible to participate in the Plan within the meaning of Treas. Reg. § 1.409A-2(a)(7).

(e)	The Election Form must be submitted by the end of the Plan Year preceding the Plan Year for which the Bonus is earned in order to be deemed timely for the following Plan

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Year with respect to deferrals of Bonus, except that (1) a newly eligible Participant shall be permitted to submit an Election Form within 30 days of first becoming eligible to participate in the Plan within the meaning of Treas. Reg. § 1.409A-2(a)(7), and (2) the Committee shall be permitted to treat as timely an Election Form that is submitted at least six months before the end of the applicable performance cycle with respect to deferrals of Bonus that constitute “performance-based compensation” within the meaning of Section 409A of the Code and the elections otherwise comply with the requirements of Treas. Reg. § 1.409A-2(a)(8).

(f)	An Election Form shall be effective only with respect to (1) Base Annual Salary earned in the Plan Year to which the Election Form applies and (2) Bonuses earned for the Plan Year for which the Election Form applies (not Bonuses paid in the Plan Year for which the Election Form applies).

(g)	If a Participant fails to submit an Election Form with respect to Base Salary for a Plan Year or fails to submit such form on a timely basis, the Participant shall not make Deferral Contributions with respect to Base Salary during the Plan Year. If a Participant fails to submit an Election Form with respect to Bonus for a Plan Year or fails to submit such form on a timely basis, the Participant shall not make Deferral Contributions with respect to the Participant’s Bonus earned during the Plan Year.

Section 4.3. Suspension of Deferrals.

(a)	Financial Emergencies. If a Participant experiences a Financial Emergency, the Participant may petition the Committee to suspend any deferrals required to be made by the Participant pursuant to his current Election Form. The Committee shall determine whether to approve the Participant’s petition. If the petition for a suspension is approved, suspension shall commence upon the date of approval and shall continue until the end of the Plan Year during which the Financial Emergency occurs. The Participant’s eligibility for Discretionary Contributions may also be similarly suspended.

(b)	Disability. If a Participant is deemed to have suffered a Disability, any current Election Form of the Participant shall automatically be suspended and no further deferrals shall be required to be made by the Participant pursuant to his current Election Form as of the date on which the Participant incurs the Disability.

(c)	If a Participant’s Deferral Contributions are suspended pursuant to Section 4.3(a) or (b), the Committee may also suspend the Participant’s eligibility for Discretionary Contributions.

Section 4.4. Discretionary Contributions.

(a)	A Participant may be credited with Discretionary Contributions for any Plan Year in which such amounts are declared by the applicable Employer with respect to the Participant. Such Discretionary Contributions shall be credited to a Discretionary Contribution Account in the name of the Participant.

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(b)	The applicable Employer shall have sole discretion to determine with respect to each Plan Year and each Participant (1) whether any Discretionary Contribution was declared with respect to the Participant, (2) the amount of such Discretionary Contribution, (3) the date as of which such Discretionary Contribution shall be credited to a Participant’s Discretionary Contribution Account, and (4) any other condition (such as vesting) that applies with respect to such Discretionary Contribution.

(c)	The Discretionary Contribution Account shall be utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Discretionary Contribution Account shall not be, constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes, and amounts credited to such an account shall not be considered “plan assets” for ERISA purposes. The Discretionary Contribution Account merely provides a record of the bookkeeping entries relating to the benefits that the Employer intends to provide Participant and shall thus reflect a mere unsecured promise to pay such amounts in the future.

Section 4.5. Selection of Hypothetical Investments.

(a)	The Committee shall provide each Participant with a list of Hypothetical Investments available under the Plan. From time to time, the Committee may revise the Hypothetical Investments available within the Plan.

(b)	The Participant shall, via his Investment Allocation Form(s) and his Investment Re-Allocation Form(s), select one or more Hypothetical Investments among which his various contributions shall be allocated.

(1)	Investment Allocation Form. The document that (A) shall apply with respect to those Deferral Contributions and Discretionary Contributions made to the Plan after the effective date of the Investment Allocation Form but before the effective date of a timely filed subsequent Investment Allocation Form and (B) shall determine the manner in which such Deferral Contributions and/or Discretionary Contributions shall be initially allocated by the Participant among the various Hypothetical Investments within the Plan. A new Investment Allocation Form may be submitted by the Participant in written or electronic format, at such times and according to such procedures as the Committee shall establish.

(2)	Investment Re-allocation Form. The document required by the Committee that shall re-direct the manner in which earlier Deferral Contributions and/or Discretionary Contributions, as well as any appreciation (or depreciation) to-date, are invested within the Hypothetical Investments (except Stock) available in the Plan. An Investment Re-Allocation Form may be submitted by the Participant in written or electronic format, at such times and according to such procedures as the Committee shall establish.

(c)

All Hypothetical Investment selections must be denominated in whole percentages unless the Committee determines that lower increments (or whole dollar amounts) are acceptable. A Participant may make changes in his selected Hypothetical Investments

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(except Stock) on a daily basis via submission of a new Investment Allocation Form or submission of a new Investment Re-Allocation Form. Before March 1, 2009 (or such other date as the Committee may establish for this purpose), once a Participant allocates a portion of the Participant’s accounts to hypothetical shares of Stock, the Participant may not decrease the number of hypothetical shares of Stock held in the Participant’s accounts. Effective March 1, 2009 (or such other date as the Committee may establish for this purpose), a Participant shall be permitted to increase or decrease an allocation with respect to Stock to the same extent, and subject to the same restrictions, as participants in The McCormick 401(k) Retirement Plan can modify their investments in Company stock in that plan.

(d)	Any Participant who does not have on file a valid selection of Hypothetical Investments for his entire account shall be deemed to have elected to invest any portion for which there is no valid selection in the Hypothetical Investment that the Committee selects for this purpose.

Section 4.6. Adjustment of Participant Accounts.

(a)	While a Participant’s accounts do not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s accounts shall be adjusted in accordance with the Hypothetical Investment(s) chosen by the Participant on his Investment Allocation Form or Investment Re-Allocation Form, subject to the conditions and procedures set forth herein or established by the Committee.

(b)	Any cash earnings generated under a Hypothetical Investment (such as hypothetical interest and cash dividends) shall, in the Committee’s sole discretion, either be deemed to be reinvested in that Hypothetical Investment or reinvested in one or more other Hypothetical Investment(s) designated by the Committee.

(c)	All notional acquisitions and dispositions of Hypothetical Investments that occur within a Participant’s accounts, pursuant to the terms of the Plan, shall be deemed to occur at such times as the Committee shall determine to be administratively feasible and the Participant’s accounts shall be adjusted accordingly. Accordingly, if a distribution or re-allocation must occur pursuant to the terms of the Plan and all or some portion of the Account Balance must be valued in connection such distribution or re-allocation (to reflect Investment Adjustments), the Committee may, unless otherwise provided for in the Plan, select a date or dates that shall be used for valuation purposes.

(d)	Notwithstanding anything in the Plan to the contrary, any Investment Adjustments made to any Participants’ accounts following a Change in Control shall be made in a manner no less favorable to Participants than the practices and procedures employed under the Plan, or as otherwise in effect, as of the date of the Change in Control.

Section 4.7. Withholding of Taxes.

(a)

Annual Withholding from Compensation. For any Plan Year in which Deferral Contributions are credited under the Plan, the Employer shall withhold the Participant’s share of FICA and other employment taxes from the portion of the Participant’s Base

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Annual Salary and/or Bonus not deferred. If deemed appropriate by the Committee, the Committee may reduce the amount deferred pursuant to the Participant’s Election Form where necessary to facilitate compliance with applicable withholding requirements.

(b)	Withholding from Benefit Distributions. The Participant’s Employer (or the trustee of the Trust, as applicable), shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer (or the trustee of the Trust, as applicable).

Section 4.8. Vesting.

The Participant shall at all times be one hundred percent (100%) vested in all Deferral Contributions, adjusted to reflect any appreciation (or depreciation) specifically attributable to such contributions due to Investment Adjustments.

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Article 5. Payments from the Plan

Section 5.1. Default Time and Forms of Payment.

Except as provided in Section 5.2 or Section 5.3, a Participant’s Account Balance shall be paid in a lump sum on the date that is six months after the Participant’s Separation from Service.

Section 5.2. Election of Alternate Time or Form of Payment.

(a)	In General. Except as provided in Section 5.3, if the Participant has a valid election on file with the Company as to the time and form of his benefit payment under the Plan, his benefit shall be paid at the time and in the form designated in his election.

(b)	Initial Election.

(1)	The Participant may elect a different time and/or form of payment for his benefit under the Plan from among the different alternatives available under the Plan as provided in Section 5.4.

(2)	When the Participant submits his Election Form(s) in accordance with the requirements of Section 4.2 for a Plan Year, he shall specify the time and form of payment that shall apply with respect to the deferrals of Base Salary or Bonus for that Plan Year that are to be deferred pursuant to the Election Form submitted. The Participant may elect a different time and/or form of payment with respect to the deferral of Base Salary and Bonus for the same Plan Year, and with respect to the deferral of Base Salary and Bonus for different Plan Years.

(c)	Changes to Election. A Participant may file an election to change the timing of his benefit payments or the form of benefit payments at the time and in the manner designated by the Committee, subject to the following conditions:

(1)	the election to change the time or form of payment shall not take effect until twelve (12) months after the election is made;

(2)	the election to change the time or form of payment must be filed at least 12 months prior to the date on which payments to the Participant are otherwise scheduled to commence; and

(3)	the first payment with respect to which such election to change the form of payment is made must be deferred for a period of 5 years from the date such payment would otherwise have been made.

For purposes of this Section 5.2(c), a series of installment payments shall be treated as a single payment.

(d)	Special Election in 2008. Notwithstanding the requirements of Section 5.2(c), Participants may make elections on or before December 31, 2008 as to the time and/or form (or forms) of payment of such amounts, provided that such elections shall apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

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Section 5.3. Cash Out of Small Benefits.

Notwithstanding any elections to the contrary, if a Participant’s Account Balance on the date of his Separation from Service is less than the limit set forth in Section 402(g) of the Code ($15,500 in 2008), the benefit shall be paid in a lump sum on the date that is six months after the Participant’s Separation from Service.

Section 5.4. Forms of Payment.

Benefits under the Plan may be payable in the form of annual installments over 5, 10, 15 or 20 years, a lump sum, or any other form of payment permitted by the Committee. If benefits are paid in the form of installments, the amount of each payment shall equal the unpaid portion of the Participant’s Vested Account Balance that is subject to the election to be paid in installments at the time the payment is made multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installment payments remaining to be made.

Section 5.5. Time of Benefit Payments.

Except as provided in subsection (d) below, a Participant’s Account Balance (or portion thereof) that is not distributed in accordance with Section 5.1 or Section 5.3 shall be distributed upon the earliest of the payment events listed as Section 5.5(a)-(c) below, as elected by the Participant in accordance with Section 5.2, and payments shall be made at the time indicated for each payment event as follows:

(a)	Separation from Service. If a Participant has elected to be paid in connection with the Participant’s Separation from Service with respect to any Deferral Contribution, payment of such Deferral Contribution and any appreciation or depreciation of such amount due to Investment Adjustments shall commence on the date of the Participant’s Separation from Service, except that any payments that are scheduled to be made on or within the first six months after Separation from Service shall be paid in one lump sum on the date that is six months after the Participant’s Separation from Service.

(b)	Disability. Any portion of a Participant’s Account Balance that has not begun to be paid as of the date that the Participant is determined to be Disabled shall commence (in the case of installments) or be paid (in the case of a lump sum) within thirty (30) days after the Participant is determined to be Disabled.

(c)	Interim Distribution Date. If the Participant has elected an Interim Distribution Date with respect to any Deferral Contribution, payment of such Deferral Contribution and any appreciation or depreciation of such amount due to Investment Adjustments shall commence within thirty (30) days after the earlier of (1) such Interim Distribution Date or (2) the Participant’s Separation from Service (subject to the six-month delay described in subsection (a) above). Notwithstanding the prior sentence, in no event shall a Participant be permitted to select an Interim Distribution Date that is less than four (4) years from the date the election is made.

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(d)	Change in Control Event. Any portion of a Participant’s Account Balance that has not been paid as of the date of a Change in Control Event shall be paid in a single lump sum within ten (10) days after such Change in Control Event.

Notwithstanding the foregoing, the Committee may permit a Participant to elect to be paid on the “earlier of” or the “later of” any of the permissible payment dates set forth in this Section 5.5.

Section 5.6. Withdrawal in the Event of a Financial Emergency.

A Participant who believes he has experienced a Financial Emergency may request in writing a withdrawal of a portion of his accounts (except Stock) necessary to satisfy the emergency. The Committee shall determine (a) whether a Financial Emergency has occurred, (b) the amount reasonably necessary to satisfy the Financial Emergency (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), and (c) the accounts from which the withdrawal shall be made. If the Committee approves the petition for a withdrawal, the distribution shall be made within thirty (30) days of the date of approval by the Committee.

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Article 6. Death Benefits

Section 6.1. Payments in the Event of Death.

(a)	Death Benefit. If the Participant dies before the payment date designated in Article 5, the Participant’s Beneficiary shall receive the pre-retirement death benefit described below and no other benefits shall be payable under the Plan.

(b)	Payment of Pre-Retirement Death Benefit. The pre-retirement death benefit shall be a lump-sum payment equal to the Participant’s Vested Account Balance and shall be made no later than sixty (60) days after the occurrence of the Participant’s death.

Section 6.2. Beneficiary.

Each Participant shall have the right, at any time, to designate a Beneficiary or Beneficiaries to receive, in the event of the Participant’s death, those benefits payable under the Plan. The Beneficiary(is) designated under this Plan may be the same as or different from the Beneficiary designation made under any other plan of the Employer.

Section 6.3. Beneficiary Designation; Change; Spousal Consent.

A Participant shall designate his Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change his Beneficiary by completing, signing and submitting to the Committee a revised Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon acknowledgement by the Committee of a revised Beneficiary Designation Form, all Beneficiary designations previously filed shall be deemed canceled. The Committee shall rely on the last Beneficiary Designation Form both (a) filed by the Participant and (b) acknowledged by the Committee, prior to the Participant’s death.

Section 6.4. Acknowledgment.

No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent. Any such acknowledgement not received by the Participant before his death shall not be valid.

Section 6.5. No Beneficiary Designation.

If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to the estate of the Participant.

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Section 6.6. Doubt as to Beneficiary.

If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right to cause the Participant’s Employer (or, if applicable, the trustee of the Trust) to withhold such payments until this matter is resolved to the Committee’s satisfaction.

Section 6.7. Discharge of Obligations.

The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and the Participant’s Participation Agreement shall terminate upon such full payment of benefits.

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Article 7. Administration of the Plan

Section 7.1. Designation of Committee.

This Plan shall be administered by the Compensation Committee of the Board of Directors or the Management Committee of the Company, as the case may be. The Compensation Committee reviews and approves the participation and benefits for the Company’s “executive officers,” as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended, and any other employees that it designates. The Management Committee reviews and approves the participation and benefits for all other executives. Members of the Management Committee may participate in this Plan.

Section 7.2. Authority of Committee.

The Committee shall have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve any and all questions including interpretations of this Plan and facts that are relevant to the administration of the Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by Participant or an Employer.

Section 7.3. Agents.

In the administration of this Plan, the Committee may, from time to time, employ or designate agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

Section 7.4. Binding Effect of Decisions.

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated by the Committee hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Section 7.5. Indemnity of Committee.

All Employers shall indemnify and hold harmless the members of the Committee, and any employee to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in case of willful misconduct by the Committee or any of its members or any such employee.

Section 7.6. Employer Information.

To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Separation from Service of its Participants, and such other pertinent information as the Committee may reasonably require.

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Section 7.7. Finality of Decisions.

Any actions taken hereunder, including any valuation of the amount, or designation of a recipient, or any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes.

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Article 8. Amendment and Termination

Section 8.1. Amendment.

The Company may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers; provided that (a) no amendment or modification shall decrease or restrict the value of a Participant’s Vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification, and (b) after a Change in Control, no amendment or modification shall adversely affect the vesting, calculation or payment of benefits hereunder to any Participant or Beneficiary or diminish any other rights or protections any Participant or Beneficiary would have had, but for such amendment or modification, unless such affected Participant or Beneficiary consents in writing to such amendment.

Section 8.2. Termination.

Although the Employers anticipate that they will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan, at any time, with respect to its participating employees by action of its board of directors. Upon the termination of the Plan with respect to any Employer (and any other plan required to be aggregated with this Plan pursuant to Section 409A of the Code), the Company may, in its discretion, elect to distribute to each Participant the full amount of his benefit under the Plan in a lump sum no earlier than the 13th month and no later than the 24th month after the termination of the Plan, provided that the termination of the Plan is not proximate to a downturn in the Company’s financial heath and the Company does not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three years following the date of the Plan’s termination.

Section 8.3. Effect of Payment.

The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his Beneficiaries under this Plan and each of the Participant’s Participation Agreement shall terminate.

Section 8.4. Section 409A of the Code.

If the Company determines that any provision of the Plan is or might be inconsistent with the restrictions imposed by Section 409A of the Code, such provision shall be deemed to be amended to the extent that the Company determines is necessary to bring it into compliance with Section 409A of the Code. Any such deemed amendment shall be effective as of the earliest date such amendment is necessary under Section 409A of the Code. No amendment or termination pursuant to Section 8.1 of the Plan shall be effective to the extent that it would result in a violation of any requirement under Section 409A of the Code.

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Article 9. Claims Procedures

Section 9.1. Presentation of Claim.

Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within thirty (30) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

Section 9.2. Notification of Decision.

The Committee shall consider a Claimant’s claim and shall notify the Claimant in writing or by electronic means:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and in that event, such notice shall set forth in a manner calculated to be understood by the Claimant:

(1)	the specific reason(s) for the denial of the claim, or any part of it;

(2)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(4)	an explanation of the review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Any such notice shall be provided within 90 days after receipt of the claim by the Plan, unless special circumstances require an extension of time for processing the claim for up to a maximum of an additional 90 days. The Claimant will receive written notification if any such extension is necessary.

Section 9.3. Review of a Denied Claim.

Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with

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the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review and request copies of pertinent documents, records, and other information relevant to the claim for benefits;

(b)	may submit written comments, documents, records, and other information relating to the claim for benefits (regardless of whether such comments, documents, records, or other information was submitted or considered in connection with the initial claim); and/or

(c)	may request a hearing, which the Committee may grant.

No claim shall be reviewed if the Claimant (or the Claimant’s duly authorized representative) fail to file the written request for review in a timely manner.

A Claimant who fails to request a review (and fails to have a duly authorized representative seek review on his behalf) in accordance with this Section 9.3 shall not be permitted to bring an action under ERISA to enforce his rights under the Plan.

Section 9.4. Decision on Review.

The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. The Claimant will receive written notification if any extension beyond the original sixty (60) days is necessary. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and

(d)	a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

Section 9.5. Section 409A of the Code.

If a Participant or Beneficiary believes he or she is entitled to benefits but has not received them, the Participant or Beneficiary must accept any payment made under the Plan and make prompt and reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Section 1.409A-3(g) of the Treasury Regulations. For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless the Participant or Beneficiary provides notice to the

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Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Section 409A of the Code, and unless, if not paid, the Participant or Beneficiary takes further enforcement measures within 180 days after such latest date.

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Article 10. Trust

Section 10.1. Establishment of the Trust.

The Company may utilize one or more Trusts to which the Employers may transfer such assets as the Employers determine in their sole discretion to assist in meeting their obligations under the Plan. Any Trust shall conform to the restrictions under Section 409A of the Code relating to the funding of nonqualified deferred compensation plans. Benefits under the Plan may also be paid out of the general assets of the Company or an Employer.

Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant or any other person.

Section 10.2. Interrelationship of the Plan and the Trust.

The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.

Section 10.3. Distributions From the Trust.

Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Agreement.

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Article 11. Miscellaneous

Section 11.1. Status of Plan.

The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Participant accounts and all credits and other adjustments to such Participant accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Participant accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

Section 11.2. Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or an Employer or in any property or assets held in a Trust maintained with respect to the Plan. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets, shall be, and shall remain, the general, unpledged unrestricted assets of the Employer. Any Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

Section 11.3. Employer’s Liability.

An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Participation Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his Participation Agreement.

Section 11.4. Nonassignability.

Except to the extent required by an approved domestic relations order, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in actual receipt, the amount, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. Except as required by law or an approved domestic relations order, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

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Section 11.5. Not a Contract of Employment.

The terms and conditions of this Plan and the Participation Agreement shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan or any Participation Agreement shall be deemed to give a Participant the right to be retained in the service of any Employer as an employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

Section 11.6. Furnishing Information.

Each Participant and Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

Section 11.7. Governing Law.

The provisions of this Plan shall be construed and interpreted according to ERISA and the internal laws of the State of Maryland without regard to its conflicts of laws principles, to the extent not preempted by ERISA.

Section 11.8. Required or Permitted Notices.

Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

McCormick & Company, Incorporated

18 Loveton Circle

Sparks, Maryland 21152

Attn: Vice President – Human Relations

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

Section 11.9. Successors.

The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns, the Participant, the Participant’s Beneficiaries and their successors and assigns.

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Section 11.10. Severability.

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan, each of which shall remain in full force and effect.

Section 11.11. Payment on Behalf of Person Unable to Manage Affairs.

If the Committee shall find that any person to whom any amount is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.

Section 11.12. Distribution in the Event of Taxation.

(a)	If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes includable in the Participant’s gross income for Federal income tax purposes prior to receipt of such benefit, the Participant may petition the Committee for a distribution of that portion of his benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Participant’s Employer shall immediately distribute to the Participant funds in an amount equal to the taxable portion of his benefit (which amount shall not exceed the Participant’s unpaid Vested Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall correspondingly reduce the benefits with respect to the Participant under this Plan.

(b)	In its discretion, the Committee may distribute all or a portion of the Participant’s benefit prior to his Benefit Commencement Date to the extent necessary to pay any FICA or income taxes which may be owed by the Participant on his benefit under the Plan and to the extent permitted by Section 409A of the Code.

Section 11.13. Insurance.

The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

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Section 11.14. Section 409A of the Code.

No provision in the Plan shall be interpreted or construed to (a) create any liability for the Company or an Employer related to a failure to comply with Section 409A or (b) transfer any liability for a failure to comply with Section 409A from a Participant, a Participant’s spouse, beneficiary, estate or other individual to the Company or an Employer.

Section 11.15. Other Benefits and Agreements.

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or programs except as may otherwise be expressly provided.

* * * * *

IN WITNESS WHEREOF, this Plan document has been executed on behalf of the Company as of                     , 2008.

ATTEST:		McCORMICK & COMPANY, INCORPORATED

By:
Name:	Date	Name:	Date
Title:		Title:

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